Exhibit 99.1

MEDNAX Exceeds Second Quarter Earnings Guidance, Earns $1.22 Per Share for 2012 Second Quarter

Expects Third Quarter EPS of $1.25 to $1.30

FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--July 31, 2012--MEDNAX, Inc. (NYSE:MD), the national medical group specializing in neonatal, maternal-fetal, pediatric cardiology, other pediatric subspecialties and anesthesia physician services, today reported earnings of $1.22 per share for the three months ended June 30, 2012.

“We are especially pleased with our results for the quarter, including the same unit growth of nearly 4 percent that contributed to our 2012 second quarter results exceeding our guidance,” said Roger J. Medel, M.D., Chief Executive Officer of MEDNAX. “On the acquisition front, we continue to make solid progress in building our national anesthesia group practice, are managing a very full and robust pipeline, and are confident in our ability to continue growing through acquisitions across all of our physician specialties.”

MEDNAX’s net patient service revenue for the three months ended June 30, 2012, increased by 14.3 percent, to $449.5 million, from $393.4 million for the comparable prior-year period.

MEDNAX’s revenue growth attributable to contributions from recently acquired practices was 10.4 percent, while same-unit revenue grew by 3.9 percent for the 2012 second quarter when compared to the 2011 second quarter.

Same-unit growth from net reimbursement-related factors was 2.4 percent. This was principally due to continued modest improvements in reimbursements received from third-party commercial payors as a result of the Company’s ongoing contract renewal processes, and an increase in the administrative fees received from our hospital partners due to the expansion of our services as a result of internal growth initiatives, partially offset by a shift in payor mix to government payors, from commercial payors, year-over-year.

Same-unit growth attributable to patient volume grew by 1.5 percent for the 2012 second quarter when compared to the prior-year period, and includes growth in our hospital-based neonatal and anesthesia services as well as other pediatric physician services, primarily newborn nursery services, partially offset by slight declines in our office-based maternal-fetal and pediatric cardiology services. For the 2012 second quarter, same-unit neonatal intensive care unit (NICU) patient days increased by 1.4 percent when compared to the prior-year period.

The percentage of services reimbursed under government programs shifted by approximately 130 basis points toward a higher percentage of services reimbursed under government programs for the 2012 second quarter, when compared with the prior-year period. Sequentially, however, our same-unit payor mix has remained relatively stable since the third quarter of 2011.

Operating income for the 2012 second quarter was $99.7 million, up 7.1 percent from $93.1 million for the prior-year period. Operating margin decreased to 22.2 percent for the 2012 second quarter, from 23.7 percent for the prior-year period, primarily as a result of an increase in operating expenses during the 2012 second quarter as compared to the 2011 second quarter and the variability in margins due to the mix of practices acquired since April 2011.

General and administrative expenses were 10.7 percent of revenue for the 2012 second quarter, an improvement of 13 basis points from 10.9 percent for the prior-year period.

MEDNAX generated net income of $60.5 million for the 2012 second quarter, or $1.22 per share based on a weighted average 49.5 million shares outstanding. This compares with net income of $55.9 million, or $1.15 per share for the 2011 second quarter, based on a weighted average 48.7 million shares outstanding.

Through the first half of 2012, MEDNAX has generated revenue of $872.1 million, up 12.4 percent from $775.7 million for the prior-year period. Operating income for the six months ended June 30, 2012, grew by 6.1 percent to $179.1 million, up from $168.8 million for the first half of 2011. MEDNAX earned net income of $108.9 million, or $2.20 per share through June 30, 2012, based on a weighted average 49.5 million shares outstanding, which compares to net income of $101.4 million, or $2.09 per share based on a weighted average 48.5 million shares outstanding for the first half of 2011.

At June 30, 2012, MEDNAX had cash and cash equivalents of $12.1 million and net accounts receivable were $240.9 million. The Company had no outstanding balance on its $500 million revolving credit facility at June 30, 2012.

During the 2012 second quarter, MEDNAX generated cash flow from operations of $117.1 million.

MEDNAX also used $41.3 million of its cash during the 2012 second quarter to fund three anesthesiology group practice acquisitions and to make contingent purchase price payments for previously completed acquisitions. The three anesthesiology group practices acquired by MEDNAX during the second quarter are located in Burlington, North Carolina; Bryan, Texas; and Fort Lauderdale, Florida.

A total of seven physician group practices have been acquired through June 30, 2012, with four physician group practices becoming part of Pediatrix Medical Group and three group practices becoming part of American Anesthesiology.

Since the end of the 2012 second quarter, MEDNAX has announced the acquisition of two anesthesia physician group practices, one in Knoxville, Tennessee and one in Leesburg, Virginia.

2012 Third Quarter Outlook

For the 2012 third quarter, MEDNAX expects earnings will be in a range of $1.25 to $1.30 per share. This range assumes that total same-unit revenue for the three months ended September 30, 2012 will grow by 1.0 percent to 3.0 percent from the prior-year period. This same-unit growth forecast is expected to be divided between approximately one-half patient volume growth across all MEDNAX physician specialties and one-half net reimbursement growth, including improvements from commercial contract rates as well as variability in the mix of services reimbursed under commercial and government payor programs. This range also includes estimated contributions from practices acquired since the end of the 2012 second quarter.

Earnings conference call

MEDNAX, Inc. will host an investor conference call to discuss the quarterly results at 10 a.m., E.S.T. today. The conference call Webcast may be accessed from the Company’s Website, www.mednax.com. A telephone replay of the conference call will be available from noon Eastern Time today through midnight E.S.T. August 14, 2012 by dialing 800.475.6701, access code 253731. The replay will also be available at www.mednax.com.

ABOUT MEDNAX

MEDNAX, Inc. is a national medical group that comprises the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services as well as anesthesia services. Physicians and advanced practitioners practicing as part of MEDNAX are reshaping the delivery of care within their specialties and subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Pediatrix Medical Group, a unit of MEDNAX, was founded in 1979 and now includes neonatal physicians who provide services at more than 300 neonatal intensive care units, who collaborate with affiliated maternal-fetal medicine, pediatric cardiology and pediatric critical care physician subspecialists to provide a clinical care continuum. Pediatrix is also the nation's largest provider of newborn hearing screens. In 2007, MEDNAX expanded into anesthesia services. Today, American Anesthesiology includes more than 1,200 anesthesiologists and advanced practitioners who provide anesthesia care to patients in connection with surgical and other procedures as well as pain management. MEDNAX, through its affiliated professional corporations, employs more than 1,900 physicians in 34 states and Puerto Rico. Additional information is available at www.mednax.com.

Certain statements and information in this press release may be deemed to contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future. These statements are often characterized by terminology such as “believe”, “hope”, “may”, “anticipate”, “should”, “intend”, “plan”, “will”, “expect”, “estimate”, “project”, “positioned”, “strategy” and similar expressions, and are based on assumptions and assessments made by MEDNAX’s management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and MEDNAX undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in MEDNAX’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q, including the sections entitled “Risk Factors”, as well MEDNAX’s current reports on Form 8-K, filed with the Securities and Exchange Commission.

MEDNAX, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

Net patient service revenue	$449,530	$393,402	$872,146	$775,685
Operating expenses:
Practice salaries and benefits	275,951	235,292	548,212	479,186
Practice supplies and other operating expenses	17,956	16,253	34,941	31,343
General and administrative expenses	48,200	42,702	95,069	84,500
Depreciation and amortization	7,687	6,032	14,800	11,813
Total operating expenses	349,794	300,279	693,022	606,842
Income from operations	99,736	93,123	179,124	168,843
Investment income	365	329	793	654
Interest expense	(848)	(988)	(1,402)	(1,899)
Income before income taxes	99,253	92,464	178,515	167,598
Income tax provision	38,709	36,523	69,621	66,201
Net income	$60,544	$55,941	$108,894	$101,397

Net income per common and common equivalent share (diluted)	$1.22	$1.15	$2.20	$2.09
Weighted average shares used in computing net income per common and common equivalent share (diluted)	49,545	48,730	49,474	48,547

Balance Sheet Highlights (in thousands)
(Unaudited)

	As of	As of
	June 30, 2012	December 31, 2011
Assets:
Cash and cash equivalents	$12,146	$18,596
Short-term investments	3,317	4,139
Accounts receivable, net	240,920	230,388
Other current assets	83,840	84,150
Goodwill, other assets, property and equipment	2,006,743	1,935,375
Total assets	$2,346,966	$2,272,648

Liabilities and shareholders’ equity:
Accounts payable & accrued expenses	$180,408	$234,535
Total debt	384	29,470
Other liabilities	296,061	277,627
Total liabilities	476,853	541,632
Shareholders' equity	1,870,113	1,731,016
Total liabilities and shareholders' equity	$2,346,966	$2,272,648

CONTACT:
MEDNAX, Inc.
David T. Parker, 954-384-0175, Ext. 5300
Vice President, Investor Relations & Corporate Communications
david_parker@mednax.com